Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JANUARY 8, 2016

HURCO REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS FOR FISCAL 2015

INDIANAPOLIS, INDIANA — January 8, 2016, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the fourth fiscal quarter and fiscal year ended October 31, 2015. Hurco recorded net income of $4,804,000, or $0.72 per diluted share, for the fourth quarter of fiscal 2015 compared to net income of $4,863,000, or $0.74 per diluted share, for the corresponding period in fiscal 2014. For fiscal 2015, Hurco reported net income of $16,214,000, or $2.44 per diluted share, compared to $15,143,000, or $2.30 per diluted share, for fiscal 2014.

Sales and service fees for the fourth quarter of fiscal 2015 were $65,693,000, an increase of $3,470,000, or 6%, compared to the corresponding period in fiscal 2014. Excluding the negative currency impact of $5,160,000, sales and service fees for the fourth quarter of fiscal 2015 reflected growth of $8,630,000, or 14%, over the corresponding period in fiscal 2014. Sales and service fees for fiscal 2015 were $219,383,000, a decrease of $2,920,000, or 1%, compared to fiscal 2014. Excluding the negative currency impact of $21,223,000, sales and service fees for fiscal 2015 reflected growth of $18,303,000, or 8%, over fiscal 2014. Sales for the fourth quarter and fiscal 2015 included $8,957,000 and $9,960,000, respectively, from the recently acquired businesses of Milltronics and Takumi.

The following table sets forth net sales and service fees by geographic region for the quarter and fiscal year ended October 31, 2015 and 2014 (in thousands):

	Quarter Ended				Fiscal Year Ended
	October 31,				October 31,
			$	%			$	%
	2015	2014	Change	Change	2015	2014	Change	Change
North America	$25,345	$19,919	$5,426	27%	$70,169	$62,142	$8,027	13%
Europe	33,936	37,303	(3,367)	-9%	129,335	138,201	(8,866)	-6%
Asia Pacific	6,412	5,001	1,411	28%	19,879	21,960	(2,081)	-9%
Total	$65,693	$62,223	$3,470	6%	$219,383	$222,303	$(2,920)	-1%

North American sales increased during the fourth quarter and fiscal 2015 by 27% and 13%, respectively, compared to the corresponding periods in fiscal 2014. The increases in sales year-over-year were primarily due to sales from the recently acquired business of Milltronics Manufacturing Company totaling $5,718,000 for the fourth quarter and $6,648,000 for the fiscal year. Hurco acquired the assets of this business in July 2015 and is operating it through its newly-formed subsidiary, Milltronics USA, Inc. Milltronics manufactures and sells knee mills, tool room bed mills, vertical machining centers, combination lathes, slant-bed lathes, and horizontal machining centers.

European sales for the fourth quarter of fiscal 2015 decreased by 9% compared to the corresponding period in fiscal 2014, reflecting sales growth of 4% and the negative currency impact of 13%. European sales for fiscal 2015 decreased by 6% compared to fiscal 2014, reflecting sales growth of 8% and the negative currency impact of 14%. The year-over-year growth in European sales was driven by increased shipments of higher-performance machines in Germany, France and Italy.

Asian Pacific sales for the fourth quarter increased by 28% compared to the corresponding period in fiscal 2014, reflecting sales growth of 36% and the negative impact of currency of 8%. Asian Pacific sales for fiscal 2015 decreased by 9% compared to fiscal 2014, primarily due to softer markets in China and India and the negative impact of currency. Sales for the fourth quarter and fiscal 2015 included sales from the recently acquired business of Takumi Machinery Co., Ltd totaling $3,239,000 and $3,312,000, respectively. Hurco acquired certain assets of this Taiwan-based business in July 2015 and is operating it through its subsidiary, Hurco Manufacturing Limited. Takumi designs and manufactures CNC vertical machining centers, double column machining centers, high speed bridge machines and other machine tools equipped with industrial controls.

Orders for the fourth quarter of fiscal 2015 were $62,301,000, a decrease of $3,001,000, or 5%, compared to the corresponding period in fiscal 2014. Excluding the negative currency impact of $5,466,000, orders reflected growth of $2,465,000, or 4%, over the corresponding period in fiscal 2014. Orders for fiscal 2015 were $223,186,000, a decrease of $9,268,000 or 4%, compared to fiscal 2014. Excluding the negative currency impact of $21,225,000, orders reflected growth of $11,957,000, or 5%, over fiscal 2014. Orders for the fourth quarter and fiscal 2015 included $6,370,000 and $20,706,000, respectively, from the recently acquired businesses of Milltronics and Takumi.

The following table sets forth new orders booked by geographic region for the fourth quarter and fiscal year ended October 31, 2015 and 2014 (in thousands):

	Quarter Ended				Fiscal Year Ended
	October 31,				October 31,
			$	%			$	%
	2015	2014	Change	Change	2015	2014	Change	Change
North America	$21,567	$23,339	$(1,772)	-8%	$72,021	$63,379	$8,642	14%
Europe	37,311	37,797	(486)	-1%	126,511	148,495	(21,984)	-15%
Asia Pacific	3,423	4,166	(743)	-18%	24,654	20,580	4,074	20%
Total	$62,301	$65,302	$(3,001)	-5%	$223,186	$232,454	$(9,268)	-4%

Excluding the $4,327,000 of orders related to the recently acquired Milltronics business, orders for North America decreased by 26% in the fourth quarter of fiscal 2015 compared to the same period in prior year when promotional activities related to the International Manufacturing Technology Show held in September 2014 led to an increase in orders in that period. North American orders for fiscal 2015 include $10,091,000 of orders related to Milltronics.

European orders for the fourth quarter of fiscal 2015 decreased by 1%, reflecting order growth of 13% and the negative currency impact of 14%. The year-over-year increase in orders was due to strong customer demand for our higher performance machines. European orders for fiscal 2015 decreased by 15%, reflecting an order reduction of 1% and the negative currency impact of 14%. The year-over-year reduction in European orders was primarily driven by foreign currency weakness in the United Kingdom and fluctuating customer demand for electro-mechanical components and accessories manufactured by Hurco’s Italian-based subsidiary, LCM Precision Technologies (LCM).

Asian Pacific orders for the fourth quarter and fiscal 2015 included $2,043,000 and $10,615,000, respectively, of orders related to the recently acquired Takumi business. Excluding the orders related to the Takumi business, Asian Pacific orders for the fourth quarter of fiscal 2015 and for fiscal 2015 decreased by 67% and 32%, respectively, compared to the corresponding periods in fiscal 2014 primarily due to softer market conditions in China and India.

Gross profit for the fourth quarter of fiscal 2015 was $19,355,000, or 29% of sales, compared to $20,052,000, or 32% of sales, for the corresponding prior year period. The year-over-year decrease in gross profit as a percentage of sales in the three-month period was due to increased pricing pressure in North America and Europe and the negative impact of foreign currency. Gross profit for fiscal 2015 was $69,091,000, or 31% of sales, compared to $68,612,000, or 31% of sales, for fiscal 2014. The year-over-year improvement in gross profit was primarily attributable to increased sales of higher-performance machines across all regions, net of the pricing pressure and the negative impact of currency.

Selling, general and administrative expenses for the fourth quarter of fiscal 2015 were $12,632,000, or 19% of sales, compared to $12,940,000, or 21% of sales, in the corresponding period in fiscal 2014. Selling, general and administrative expenses for fiscal 2015 were $45,287,000, or 21% of sales, compared to $46,615,000, or 21% of sales, in fiscal 2014. Fiscal year 2015 expenses included approximately $2,393,000 related to Milltronics and Takumi, of which $732,000 represented one-time acquisition costs. Selling, general and administrative expenses were favorably impacted by approximately $809,000, or 1% of sales, and $3,161,000, or 1% of sales, for the fourth quarter and fiscal 2015, respectively, when translating foreign expenses to U.S. Dollars for financial reporting purposes.

The effective tax rate for the fourth quarter of fiscal 2015 was 28%, compared to 30% for the corresponding period in fiscal 2014. The effective tax rate for fiscal 2015 was 31%, compared to 29% for fiscal 2014. Changes in the effective tax rates year-over-year were primarily due to a shift in geographic mix of income and loss among tax jurisdictions.

Cash and cash equivalents totaled $55,237,000 at October 31, 2015, compared to $53,846,000 at October 31, 2014. Working capital, excluding cash and cash equivalents, was $97,774,000 at October 31, 2015 compared to $90,105,000 at October 31, 2014. The increase in working capital, excluding cash, was primarily attributable to inventories acquired from Milltronics and Takumi during fiscal 2015.

Michael Doar, Chief Executive Officer, stated, “Overall, it was a very good year for Hurco. In fact, when excluding the negative impact of currency translation, we had a record year in sales and orders as a result of the strong performance in Europe and the additions of Milltronics and Takumi. The ability of our team to conduct acquisitions and integrate new businesses with Hurco while maintaining focus on product development and accelerating sales is especially noteworthy since Hurco is a relatively small company. I attribute this ability to the culture of agility and industriousness that defines Hurco, as we continually focus on helping our customers be more productive and profitable. All sales regions are performing well, when excluding the impact of foreign currency translation, and the integration of Takumi and Milltronics has been extremely efficient. From a Hurco product standpoint, the transition to our latest control is complete with an enthusiastic reception from customers around the world. Going forward, we remain focused on our strategic plan that provides the flexibility to successfully respond to market needs and navigate economic conditions quickly and efficiently so we can continue the development of technologies that can make manufacturers more productive and profitable.”

Hurco Companies, Inc. is an international, industrial technology, company that sells its three brands of computer numeric control (CNC) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout North and South America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	Sonja K. McClelland
Vice President, Secretary, Treasurer & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2015	2014	2015	2014
	(unaudited)
Sales and service fees	$65,693	$62,223	$219,383	$222,303

Cost of sales and service	46,338	42,171	150,292	153,691
Gross profit	19,355	20,052	69,091	68,612

Selling, general and administrative expenses	12,632	12,940	45,287	46,615
Operating income	6,723	7,112	23,804	21,997

Interest expense	24	68	198	264
Interest income	1	23	76	78
Investment income (expense)	3	2	78	42
Other (income) expense, net	48	161	207	492
Income before taxes	6,655	6,908	23,553	21,361
Provision for income taxes	1,851	2,045	7,339	6,218

Net income	$4,804	$4,863	$16,214	$15,143

Income per common share

Basic	$0.73	$0.74	$2.46	$2.31
Diluted	$0.72	$0.74	$2.44	$2.30

Weighted average common shares outstanding
Basic	6,552	6,508	6,543	6,497
Diluted	6,606	6,564	6,602	6,538

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended October 31,		Twelve Months Ended October 31,
Operating Data:	2015	2014	2015	2014
	(unaudited)
Gross margin	29%	32%	31%	31%
SG&A expense as a percentage of sales\	19%	21%	21%	21%
Operating income as a percentage of sales	10%	11%	11%	10%
Pre-tax income as a percentage of sales	10%	11%	11%	10%
Effective tax rate	28%	30%	31%	29%
Depreciation and amortization	$966	$950	$3,222	$3,309
Capital expenditures	$1,970	$500	$4,533	$2,635

Balance Sheet Data:	10/31/2015	10/31/2014
Working capital (excluding cash)	$97,774	$90,105
Days sales outstanding (unaudited)	42	45
Inventory turns (unaudited)	1.4	1.5
Capitalization
Total debt	$1,583	$3,272
Shareholders' equity	174,568	164,645
Total	$176,151	$167,917

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	October 31,	October 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$55,237	$53,846
Accounts receivable, net	41,766	45,435
Inventories, net	106,308	95,992
Deferred income taxes	1,985	2,062
Derivative assets	1,228	3,127
Prepaid expenses	9,769	8,927
Other	1,804	1,365
Total current assets	218,097	210,754
Property and equipment:
Land	841	782
Building	7,314	7,314
Machinery and equipment	24,026	19,432
Leasehold improvements	3,323	3,523
	35,504	31,051
Less accumulated depreciation and amortization	(22,362)	(19,546)
	13,142	11,505
Non-current assets:
Software development costs, less accumulated amortization	3,905	3,519
Goodwill	2,319	2,606
Intangible assets, net	1,289	1,635
Other assets	7,089	6,912
	$245,841	$236,931

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$43,458	$42,718
Derivative liabilities	1,071	705
Accrued expenses	18,974	20,108
Short-term debt	1,583	3,272
Total current liabilities	65,086	66,803

Non-current liabilities:
Deferred income taxes	1,262	993
Accrued tax liability	953	1,054
Deferred credits and other obligations	3,972	3,436
Total liabilities	71,273	72,286

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,650,517 and 6,589,918 shares issued; and 6,551,718 and 6,508,880 shares outstanding, as of October 31, 2015 and October 31, 2014, respectively	655	651
Additional paid-in capital	57,539	55,974
Retained earnings	125,760	111,580
Accumulated other comprehensive loss	(9,386)	(3,560)
Total shareholders' equity	174,568	164,645
	$245,841	$236,931